 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2019
EVOLUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38381	46-1385614
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Newport Center Drive, Suite 1200
Newport Beach, California 92660
(Address of principal executive offices) (Zip Code)

(949) 284-4555
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	EOLS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☑

Item 1.01    Entry into a Material Definitive Agreement.

On November 6, 2019, Evolus, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Leerink LLC, Stifel, Nicolaus & Company, Incorporated and Cantor Fitzgerald & Co., as representatives of the underwriters named therein (collectively, the “Underwriters”), in connection with the underwritten public offering, issuance and sale by the Company (the “Offering”) of 5,217,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”). The public offering price was $13.00 per Share and the Underwriters agreed to purchase the Shares pursuant to the Underwriting Agreement at a price of $12.22 per Share.

In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option (the “Option”), exercisable for 30 days, to purchase up to 782,550 additional shares of Common Stock at $12.22 per share.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-230466) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on April 15, 2019. A preliminary prospectus supplement relating to the Offering was filed with the SEC on November 6, 2019, and a final prospectus supplement relating to the Offering was filed with the SEC on November 7, 2019.

The net proceeds to the Company from the Offering, after deducting the Underwriters’ discounts and commissions and the Company’s estimated Offering expenses, are approximately $73.0 million, which includes the sale of the additional 782,550 shares sold to the Underwriters upon full exercise of the Option. The Company intends to use the net proceeds from the Offering to continue to fund the commercialization of Jeuveau®, and the remainder for working capital, research and development and general corporate purposes.

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The Underwriting Agreement also contains customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, the Company and certain of its officers, directors and stockholders have entered into “lock-up” agreements with certain of the Underwriters that, subject to certain exceptions, generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 60 days from the date of the Underwriting Agreement.

The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

The foregoing summary of the terms of the Underwriting Agreement is subject to, and qualified in its entirety by reference to, the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 8.01  Other Events.

On November 12, 2019, the Company completed the Offering by selling 5,999,550 shares of Common Stock (which included 782,550 shares of Common Stock issued upon the exercise by the Underwriters on November 7, 2019 of the option to purchase additional shares of Common Stock) to the Underwriters at a price of $12.22 per share, after deducting the Underwriters’ discounts and commissions. The net proceeds to the Company from the Offering, after deducting the Underwriters’ discounts and commissions and the Company’s estimated Offering expenses, were approximately $73.0 million.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
1.1
Underwriting Agreement, dated November 6, 2019, by and between Evolus, Inc. and SVB Leerink LLC, Stifel, Nicolaus & Company, Incorporated and Cantor Fitzgerald & Co., as representatives of the underwriters.

5.1	Opinion of O'Melveny & Myers LLP.
23.1	Consent of O'Melveny & Myers LLP (included in Opinion of O'Melveny & Myers LLP filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolus, Inc.

Dated: November 12, 2019	/s/ David Moatazedi
David Moatazedi
President and Chief Executive Officer